UNITED STATES
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TRANSOCEAN LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Analyst Contacts:    Thad Vayda                News Release
+1 713-232-7551

Diane Vento
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Media Contact:    Guy A. Cantwell            FOR RELEASE: April 4, 2013
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TRANSOCEAN LTD. ANNOUNCES DISTRIBUTION OF DEFINITIVE PROXY MATERIALS, AND 2012 ANNUAL REPORT INCLUDING BOARD LETTER TO SHAREHOLDERS

ZUG, SWITZERLAND-Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that it has commenced the mailing of proxy materials, including a WHITE proxy card and a letter from the Board of Directors, to the company's shareholders of record in advance of the company's 2013 Annual General Meeting (“AGM”), which will be held at 5 p.m. CEST, on May 17, 2013, in Zug, Switzerland. The Proxy Statement and Annual Report are also available through the company's website at http://deepwater.com/ar.

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The Transocean Board of Directors unanimously recommends that the company's shareholders vote “FOR” a U.S. dollar-denominated dividend of $2.24 per share, or approximately $800 million in the aggregate (based upon the number of currently outstanding shares), out of additional paid-in capital.

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The Transocean Board of Directors unanimously recommends that shareholders vote “FOR” the company's five experienced and highly qualified director nominees: Federico F. Curado, Thomas W. Cason, Steven L. Newman, Robert M. Sprague and J. Michael Talbert.

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The Transocean Board of Directors unanimously recommends that shareholders vote “FOR” the granting of Board authority to issue shares out of the company's authorized share capital. This authority was originally granted at the May 2011 AGM and will expire on May 13, 2013.

Shareholders are encouraged to support the Board's recommendations by voting promptly using the company's WHITE proxy card.

The letter from the Board of Directors, which follows, discusses Transocean's highly qualified slate of director nominees and reiterates the reasons the proposed $2.24 per share dividend will maximize long-term shareholder value. Furthermore, the letter addresses the importance of having the flexibility to pursue value-enhancing opportunities by granting the Board the authority to issue additional shares out of the company's authorized share capital. The Board currently has no plans to exercise this authority.

April 4, 2013

Dear Fellow Transocean Shareholders:

Maximizing the value of your investment in Transocean has always been and remains the central priority of Transocean's Board of Directors and its management team. Despite unprecedented challenges in the three years since the April 2010 Macondo incident, Transocean has made significant and tangible progress towards its strategic and operational objectives, focused on Board renewal through the addition of six new independent Board members in the last two years, and worked tirelessly to generate value for our shareholders. Additionally, through the partial settlement with the U.S. Department of Justice, we significantly reduced Macondo-related litigation uncertainty. Transocean is uniquely positioned to build on these recent successes to deliver the value that you, our shareholders, expect and deserve.

Transocean will hold its Annual General Meeting ("AGM") on May 17, 2013, and we encourage you to approve our $2.24 per share dividend proposal, elect our Director nominees and re-authorize the Board to issue shares out of the company's authorized share capital by voting today using the enclosed WHITE proxy card or by voting on the Internet by following the instructions on the company's WHITE proxy card.

While there are a number of important items on the agenda at the AGM, we ask you to consider the Board's recommendations on three proposals in particular: the dividend, the election of Directors, and the re-adoption of Board authority to issue shares out of authorized share capital.

VOTE IN FAVOR OF OUR PROPOSED DIVIDEND OF $2.24 PER SHARE

The Board is confident that its proposed $2.24 per share dividend, or approximately $800 million in the aggregate, is consistent with maximizing long-term value creation for shareholders and establishes a baseline for a sustainable return of capital, with the goal of future increases as the company's unique uncertainties diminish. This view is supported by many Transocean shareholders and members of the equity research community. The proposed dividend represents one of the industry's highest implied payout ratios and dividend yields.

With the Board's guidance, in January we achieved a partial settlement with the United States Department of Justice, representing a major step forward in the highly complex Macondo litigation. We are currently in the early stages of the trial in New Orleans where we will defend ourselves against the remaining claims. Additionally, we continue to pursue resolution of outstanding litigation related to the Frade field incident in Brazil and tax claims in Norway. In each of these cases, we have received favorable court decisions and believe we have a strong position and defenses. However, the outcome of the ongoing litigation may not be known for some time. In the context of a cyclical and capital-intensive industry, the unique uncertainties associated with the remaining litigation faced by the company dictate that Transocean must maintain a prudent level of financial flexibility. In this regard, the Board firmly believes that, at this time, distributing additional capital to shareholders beyond the proposed $2.24 per share dividend would be detrimental to long-term shareholder value. In the future, increasing the annual return of capital may be appropriate once these unique uncertainties diminish.

It is also important to note that deterioration in the strength of Transocean's balance sheet is likely to result in the loss of the investment grade rating on the company's debt. We believe that this deterioration would occur with a dividend distribution significantly higher than that proposed by the Board and would have a real, and profoundly adverse, impact on the company's ability to create long-term shareholder value. Among other things, the loss of an investment grade rating would severely limit our access to reliable sources of capital and increase our cost of debt financing for an extended period of time. For this reason, the proposed distribution is made in conjunction with an accelerated retirement of approximately $1 billion of debt to facilitate continued progress towards achieving a gross debt target of $7 billion to $9 billion.

The Board believes that this prudent, balanced approach to capital allocation will maximize long-term value creation by providing an immediate and direct return to shareholders; enhancing the resilience of the company's balance sheet; and enabling us to continue to execute a disciplined strategy of making high-return investments in our offshore drilling fleet to ensure the long-term competitiveness of the business. Indeed, the value-enhancing addition of new, state-of-the-art drilling rigs represents a primary source of growth and future operating income, without which the company's long-term viability would be compromised.

In sum, Transocean's Board is focused on a responsible, balanced capital allocation strategy and does not intend to take steps that will threaten the company's long-term performance, operating flexibility and investment grade credit rating.

VOTE IN FAVOR OF TRANSOCEAN'S DIRECTOR NOMINEES
The offshore drilling industry is dynamic and continually presents challenges and opportunities. Reflecting the ever-changing nature of our business and the unique circumstances in which the company operates, we spend considerable time evaluating the composition of the Board to ensure we have a panel of Directors with the experience, skills and capabilities necessary to represent the best interest of our shareholders; i.e., to create value. In this regard, Transocean's approach to corporate governance is to regularly infuse fresh perspectives into an already extraordinarily experienced and knowledgeable Board. Indeed, six of the company's 12 independent directors have been added to the Board within the last two years. Transocean's Board of Directors is comprised of professionals with the expertise necessary to continue to guide the execution of the company's successful operating and capital allocation strategies.

Transocean's slate of five nominees has deep, relevant experience and a history of achievement. Furthermore, the nominees represent decades of experience in the oil and gas industry, including considerable expertise in the offshore drilling industry. As industry leaders in their respective fields, our nominees have a record of consistently generating value for our shareholders and have worked closely with management to develop and implement the strategic objectives against which the company continues to successfully execute. Our five nominees contribute complementary and essential capabilities to the governance process and, in concert with the balance of the Board, will continue to represent the best interest of all shareholders.
The Board of Directors unanimously recommends that the company's shareholders approve the following slate of nominees:

Frederico F. Curado.  Mr. Curado, who is standing for election for the first time, has served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ), a global aerospace company based in Brazil, since April of 2008.  Given the significance of Brazil as an important operating region for the company, the Board of Directors believes Mr. Curado's significant senior management experience operating an international corporation, including his experience with Brazilian business and governmental sectors, will benefit the Board's decision-making process.

Thomas W. Cason.  Mr. Cason is a former Chairman and current member of the Audit Committee.  He is an accountant with extensive professional experience in the finance area of the oilfield services industry, including offshore drillers, and held senior executive positions with an oilfield services company. Mr. Cason's education, professional experience and institutional knowledge are distinct assets to the Board's decision making process.

Steven L. Newman.  Mr. Newman is President and Chief Executive Officer and a member of the Board of Directors of the company.  He has held several senior management roles with the company including Executive Vice President and Chief Operating Officer.  The Chief Executive Officer provides a link between the Board and senior management and the Board believes that this perspective on the industry and competitive matters, among others, is important in making strategic decisions for the company.

Robert M. Sprague.  Mr. Sprague is the Chair of the Health, Safety and Environment Committee of the Board.  Most of Mr. Sprague's professional career was spent in the oil and gas industry working outside the United States with one of the company's key customers.  In addition to having an understanding of the technical nature of the company's operations, as well as an international perspective, his experience as a customer enables him to contribute relevant insights to Board deliberations.

J. Michael Talbert.  Mr. Talbert is Chairman of the Board of Directors.  He has extensive senior executive experience in the energy sector including serving as president of exploration and production and pipeline companies.  Mr. Talbert is also a former Chief Executive Officer of the company.  His comprehensive understanding of the company's business and culture, and his knowledge from the perspective of a customer, are helpful in evaluating the future direction of the company.

VOTE IN FAVOR OF THE READOPTION OF AUTHORIZED SHARE CAPITAL

The Board of Directors has proposed that its authority to issue shares out of the company's authorized share capital, which will expire on May 13, 2013, be renewed for an additional two-year period, expiring on May 17, 2015. This authority was originally granted to the Board at the May 2011 Annual General Meeting. Under the proposal, the Board of Directors' authority to issue new shares in one or several steps will be limited to a maximum of 19.99%

of the currently existing stated share capital of the company. While the Board currently has no plans to issue share capital under this authorization, extending this authority provides the company with additional flexibility to pursue value-enhancing opportunities in accordance with its disciplined capital allocation strategy.

UNLOCKING SHAREHOLDER VALUE

Despite unprecedented challenges in the three years since the April 2010 Macondo incident, Transocean has made significant and tangible progress towards its strategic and operational objectives and the Board and management have worked tirelessly to generate value for shareholders. We have been successful. In the three- and five-year periods leading up to the Macondo incident and in the period since the partial settlement with the Department of Justice announced in January 2013, Transocean's total shareholder returns have exceeded those generated by a representative composite of offshore driller peers, which includes Seadrill, Diamond, Ensco, Noble, Pacific Drilling, Rowan, Atwood and Hercules.

We intend to continue to deliver. The Board and management are committed to generating long-term value for our shareholders through continued improvement in the company's operations and the execution of a well-defined and balanced capital allocation strategy. This includes maintaining a strong, flexible balance sheet, characterized by an investment grade rating on our debt; disciplined high-return investment in the business; and a sustainable return of capital to our shareholders with the goal of future increases in distributions as business conditions warrant. The Transocean Board firmly believes that this is the right strategy to ensure that all shareholders realize the value that they expect and deserve.

On behalf of Transocean's Board of Directors and management team, we thank you for your continued support.

Sincerely,

J. Michael Talbert	Steven L. Newman
Chairman	President and Chief Executive Officer

Forward-Looking Statements

Statements included in this news release including, but not limited to, those regarding the proposed dividend, the company's capital allocation strategy, value-creating objectives and sustainability of potential future distributions, are forward-looking statements that involve certain assumptions and uncertainties. These statements are based on currently available competitive, financial, and economic data along with our current operating plans and involve risks and uncertainties including, but not limited to, shareholder approval, market conditions, Transocean's results of operations, the effect and results of litigation, assessments and contingencies, and other factors detailed in "Risk Factors" in the company's most recently filed Annual Report on Form 10-K, and elsewhere in Transocean's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those expressed or implied by such forward-looking statements. Transocean disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 83 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater,

Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and 10 High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and two High-Specification Jackups under construction.

For more information about Transocean, please visit the website www.deepwater.com.